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As filed with the Securities and Exchange Commission on May 27, 2005

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Carter's, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	13-3912933 (I.R.S. Employer Identification No.)

The Proscenium
1170 Peachtree Street NE, Suite 900
Atlanta, Georgia 30309
(Address of principal executive offices, including zip code)

Amended and Restated 2003 Equity Incentive Plan
(Full title of the plan)

Michael D. Casey
Executive Vice President and Chief Financial Officer
The Proscenium
1170 Peachtree Street NE, Suite 900
Atlanta, Georgia 30309
Telephone: (404) 745-2700
Facsimile: (404) 892-0968
(Name, address, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Joel F. Freedman, Esq.
Ropes & Gray LLP
One International Place
Boston, MA 02110
Telephone: 617-951-7000
Facsimile: 617-951-7050

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock, $0.01 par value per share	5,100,704 shares (2)	$1.50 to $46.12	$103,762,365	$12,213

(1)
The offering price for shares subject to options outstanding on the date hereof is the actual exercise price of such options. Of the 5,100,704 shares to be registered hereunder, 979,835 shares are subject to options at an exercise price of $1.50; 1,739,854 shares are subject to options at an exercise price of $6.16; 346,610 shares are subject to options at exercise prices ranging from $9.68 to $13.95; and 646,700 shares are subject to options at exercise prices ranging from $27.49 to $45.25. The offering price of the remaining 1,387,705 shares available for award on the date hereof is $46.12 per share and has been estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and 457(h)(1) on the basis of the average high and low prices of the common stock, par value $0.01 per share, as reported on the New York Stock Exchange on May 20, 2005.

(2)
Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers such additional shares of Common Stock as may be issued to prevent dilution from stock splits, stock dividends, and similar transactions.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        Note: The document(s) containing the information required by Item 1 of this Form S-8 and the statement of availability of information regarding Carter's, Inc. (the "Registrant") and other information required by Item 2 of this Form S-8 will be sent or given to employees as specified by Rule 428 under the Securities Act of 1933, as amended (the "Securities Act"). In accordance with Rule 428 and the requirements of Part 1 of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. The Registrant shall maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Registrant will furnish to the Commission or its staff a copy of any or all of the documents included in such file.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The Registrant hereby incorporates the following documents into this Registration Statement by reference:

  (a)
  The Registrant's Annual Report on Form 10-K for the fiscal year ended January 1, 2005, filed with the Commission on March 16, 2005.

  (b)
  The Registrant's Quarterly Report on Form 10-Q for the quarter ended April 2, 2005, filed with the Commission on April 28, 2005.

  (c)
  The Registrant's Current Reports on Form 8-K filed with the Commission on May 11, 2005 and on May 18, 2005.

  (d)
  The description of the Common Stock, $0.01 par value per share, contained in Item I of the Registrant's Registration Statement on Form 8-A, filed with the Commission pursuant to Section 12 of the Exchange Act on October 20, 2003.

        All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934 (other than information in, and exhibits to, Current Reports on Form 8-K furnished pursuant to Items 2.02 or 7.01 of Form 8-K, unless otherwise indicated therein), prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference from the date of filing of such documents.

Item 4. Description of Securities.

        Not applicable.

Item 5. Interests of Named Experts and Counsel.

        The opinion of counsel filed as Exhibit 5.1 to this Registration Statement was given by Ropes & Gray LLP. Some partners of Ropes & Gray LLP are members in RGIP, LLC, which owns 28,687 shares of Carter's, Inc. common stock. RGIP, LLC is also an investor in Berkshire Fund V, Limited Partnership, which owns 4,616,839 shares of our common stock.

Item 6. Indemnification of Directors and Officers.

        Our certificate of incorporation provides that our directors will not be liable to us or our stockholders for monetary damages for any breach of fiduciary duty, except to the extent otherwise required by the Delaware General Corporation Law. This provision will not prevent our stockholders from obtaining injunctive or other relief against our directors nor does it shield our directors from liability under federal or state securities laws. We also maintain director and officer liability insurance providing for indemnification for our directors and officers for certain liabilities, including liabilities under the Securities Act.

        Our certificate of incorporation also requires us to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to a few very limited exceptions where indemnification is not permitted by applicable law. Our certificate of incorporation also requires us to advance expenses, as incurred, to our directors and officers in connection with any legal proceeding to the fullest extent permitted by the Delaware General Corporation Law. These rights are not exclusive.

Item 7. Exemption From Registration Claimed.

        Not applicable.

Item 8. Exhibits.

Exhibit
4.1	Amended and Restated 2003 Equity Incentive Plan.
4.2	Certificate of Incorporation of Carter's, Inc. (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-1, No. 333-98679).
4.3	By-laws of Carter's, Inc. (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-1, No. 333-98679).
5.1	Opinion of Ropes & Gray LLP.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Ropes & Gray LLP (included in the opinion filed as Exhibit 5.1).
24.1	Powers of Attorney (included on the signature page in Part II).

Item 9. Undertakings.

  (a)
  The undersigned Registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

    provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

    (2)
    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3)
    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b)
  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c)
  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Atlanta, state of Georgia, on May 27, 2005.

CARTER'S, INC.
By:	/s/ FREDERICK J. ROWAN, II Name: Frederick J. Rowan, II Title: Chairman and Chief Executive Officer

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Frederick J. Rowan, II and Michael D. Casey, and each of them singly, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8; and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

* * * *

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ FREDERICK J. ROWAN, II Frederick J. Rowan, II	Chairman and Chief Executive Officer (Principal Executive Officer)	May 27, 2005
/s/ MICHAEL D. CASEY Michael D. Casey	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 27, 2005
/s/ BRADLEY M. BLOOM Bradley M. Bloom	Director	May 27, 2005
/s/ PAUL FULTON Paul Fulton	Director	May 27, 2005
/s/ ROSS M. JONES Ross M. Jones	Director	May 27, 2005

/s/ DAVID PULVER David Pulver	Director	May 27, 2005
/s/ ELIZABETH A. SMITH Elizabeth A. Smith	Director	May 27, 2005
/s/ JOHN R. WELCH John R. Welch	Director	May 27, 2005
/s/ THOMAS WHIDDON Thomas Whiddon	Director	May 27, 2005

EXHIBIT INDEX

4.1	Amended and Restated 2003 Equity Incentive Plan.
4.2	Certificate of Incorporation of Carter's, Inc. (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-1, No. 333-98679).
4.3	By-laws of Carter's, Inc. (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-1, No. 333-98679).
5.1	Opinion of Ropes & Gray LLP.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Ropes & Gray LLP (included in the opinion filed as Exhibit 5.1).
24.1	Powers of Attorney (included on the signature page in Part II).

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PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption From Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings.
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX